Exhibit 1

MI Developments Inc.

455 Magna Drive
Aurora, Ontario L4G 7A9
Tel (905) 713-6322
Fax (905) 713-6332

MI DEVELOPMENTS ANNOUNCES ACQUISITION OF

RESIDENTIAL DEVELOPMENT PROPERTY IN CALIFORNIA

June 7, 2007 Aurora, Ontario, Canada – MI Developments Inc. (TSX: MIM.A, MIM.B; NYSE: MIM) (“MID”) today announced that it has agreed to purchase from a subsidiary of Magna Entertainment Corp. (TSX: MEC.A; NASDAQ: MECA) (“MEC”) a development property of approximately 205 acres located in Bonsall, California (approximately 40 miles from San Diego), for cash consideration of US$24 million.

MID intends to develop the property, either for its own account or as part of a joint venture arrangement, for residential purposes. The property currently houses the San Luis Rey Downs Thoroughbred Training Facility operated by MEC and MID has agreed to lease the property to MEC on a triple-net basis for nominal rent while MID pursues the necessary entitlements and other approvals to permit the development of the property.

The transaction was approved by the MID Board based in part on a recommendation from a Special Committee of independent directors of MID comprised of Messrs. Neil Davis, who acted as Chairman, John Barnett, Philip Fricke and Manfred Jakszus. The Special Committee engaged Goodmans LLP as its independent legal advisor. Davies Ward Phillips & Vineberg LLP acted as legal advisor to MID.

About MID

MID is a real estate operating company engaged in the ownership, development, management, leasing and acquisition of industrial and commercial real estate properties located in North America and Europe. Virtually all of our income-producing properties are currently under lease to Magna International Inc. and its subsidiaries. MID also holds a controlling investment in MEC, North America’s number one owner and operator of horse racetracks, based on revenues, and one of the world’s leading suppliers, via simulcasting, of live racing content to the growing inter-track, off-track and account wagering markets.

For further information about this press release, please contact John Simonetti, MID’s Chief Executive Officer, at 905-726-7619.

Forward-Looking Statements

The contents of this press release may contain statements that, to the extent they are not recitations of historical fact, constitute “forward-looking statements” within the meaning of applicable securities legislation, including the United States Securities Act of 1933 and the United States Securities Exchange Act of 1934. Forward-looking statements may include, among others, statements regarding the Company’s future plans, goals, strategies, intentions, beliefs, estimates, costs, objectives, economic performance or expectations, or the assumptions underlying any of the foregoing. Words such as “may”, “would”, “could”, “will”, “likely”, “expect”, “anticipate”, “believe”, “intend”, “plan”, “forecast”, “project”, “estimate” and similar expressions are used to identify forward-looking statements. Forward-looking statements should not be read as guarantees of future performance or results and will not necessarily be accurate indications of whether or the times at or by which such future performance will be achieved. Undue reliance should not be placed on such statements. Forward-looking statements are based on information available at the time and/or management’s good faith assumptions and analyses made in light of our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances, and are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond the Company’s control, that could cause actual events or results to differ materially from such forward-looking statements. Important factors that could cause such differences include, but are not limited to, the risks set forth in the “Risk Factors” section in MID’s Annual Information Form for 2006, filed on SEDAR at www.sedar.com and attached as Exhibit 1 to MID’s Annual Report on Form 40-F for the year ended December 31, 2006. The “Risk Factors” section also contains information about the material factors or assumptions underlying such forward-looking statements. Forward-looking statements speak only as of the date the statement was made and unless otherwise required by applicable securities laws, MID expressly disclaims any intention and undertakes no obligation to update or revise any forward-looking statements contained in this press release to reflect subsequent information, events or circumstances or otherwise.